[LOGO OF NEFFS BANCORP, INC.]

5629 ROUTE 873
NEFFS, PENNSYLVANIA 18065
(610) 767-3875

May 27, 2011

Dear Shareholder:

You have recently been sent proxy materials for the annual meeting of shareholders of Neffs Bancorp, Inc.  As noted in the proxy materials, at the annual meeting, you will be asked to vote on a set of proposals that will allow for the termination of the registration of the Neffs Bancorp, Inc. Common Stock under the federal securities laws and thereby eliminate the significant burden and expense required to comply with the reporting and other requirements under those laws.

The proposals are designed to reduce the number of common shareholders of record to fewer than 300 persons, as required for termination of registration. The reduction in the number of shareholders will be accomplished through a merger transaction whereby a newly-formed, wholly-owned subsidiary of Neffs Bancorp, Inc. will be merged with and into Neffs Bancorp, Inc. (the “Merger”).

As described in the proxy statement, (i) each share of Neffs Bancorp, Inc. common stock held by a shareholder of record who as of the April 15, 2011 record date for the annual meeting of shareholders (the “Record Date”) held 25 or fewer shares will be converted into the right to receive $286.00 in cash per share from the Company, as to the shares held of record on the Record Date; (ii) each share of Neffs Bancorp, Inc. common stock held by a shareholder of record who as of the Record Date held more than 25 but fewer than 101 shares of common stock will be converted into the right to receive, as to the shares held of record on the Record Date, at the election of the shareholder, either (a) the per share cash consideration of $286.00, or (b) one share of a newly authorized class of Series A Preferred Stock of Neffs Bancorp, Inc.; and (iii) each share of Neffs Bancorp, Inc. common stock held by a shareholder of record who as of the Record Date held 101 or more shares will remain as outstanding shares of common stock.  For purposes of determining share ownership by shareholders of record, a broker is considered one individual shareholder of record.

If you are a shareholder owning more than 25 but fewer than 101 shares of common stock, you will need to use the enclosed election form to make the election to receive either cash or shares of series a preferred stock in exchange for your shares of common stock.  To be effective, we must receive your properly completed and signed election form by July 12, 2011.  You may change your election once it has been submitted, but, to be effective, any such change must also be received by July 12, 2011.  Additional information with respect to the election process is included in the proxy statement.

If you have any questions regarding the election, please call the exchange agent, Registrar and Transfer Company, toll free at 1-800-368-5948.  Additional copies of the enclosed materials may be obtained from the exchange agent at the same telephone number.  Additional copies of the election form may also be obtained by writing to Kevin A. Schmidt, Vice President of Neffs Bancorp, Inc., or David C. Matulevich, Secretary/Treasurer of the Company, at the address at the top of this letter, or by calling either of Messrs. Schmidt or Matulevich at (610) 767-3875.

ELECTION FORM
NEFFS BANCORP INC.

This Election Form is being provided to shareholders of Neffs Bancorp, Inc. (the “Company”) in connection with the Plan of Reorganization and Agreement of Merger between the Company and NBI Merger Sub, Inc. (the “Merger Agreement”), pursuant to which NBI Merger Sub, Inc., a wholly-owned subsidiary of the Company, will merge with and into the Company. (the “Merger”).  In connection with the Merger Agreement, shareholders who hold more than 25 but fewer than 101 shares of common stock as of the April 15, 2011 record date must choose one of the following options.  The failure to select an option will result in the receipt of Series A Preferred Stock.

☐	I elect to receive the Cash Consideration in exchange for all shares of common stock held by me as of April 15, 2011.	☐	I elect to receive shares of Series A Preferred Stock in exchange for all shares of common stock held by me as of April 15, 2011.

Dated:
SIGNATURE OF STOCKHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)

Please sign exactly as your name appears on this Election Form.  If shares are held jointly, each holder may sign but only one signature is required.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS ELECTION FORM
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.